Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

0.25% Citigroup Funding Inc. Cash Exchangeable Notes

Exchangeable into the Cash Value of the Common Stock of Google Inc.

Final Term Sheet

March 24, 2010

Issuer:	Citigroup Funding Inc. (“CFI”)

Issuer Rating:	The creditworthiness of CFI is A3/A (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Underlying Stock:	Google Inc. (NASDAQ, “GOOG”).

Offering:	0.25% Cash Exchangeable Notes (the “Notes”).

Offering Size:	USD 7,120,000

Trade Date:	March 24, 2010.

Issue Date:	March 29, 2010.

Sole Manager:	Citigroup Global Markets Inc.

Offering Price:	100.00%.

Maturity:	March 30, 2015.

Coupon:	0.25% per annum payable semi-annually.

Exchange Premium:	20.75%.

Initial Stock Price:	USD 550.20

Exchange Price:	USD 664.37

Exchange Right:	Into the cash value of such number of shares of the common stock of GOOG as represented by the Exchange Ratio. Available commencing April 29, 2010 (subject to terms of early redemption).

Exchange Ratio:	1.50519 shares of GOOG per each note of USD 1,000.00.

Call Protection:	Not callable until March 24, 2013.

Call Price:	100%

Early Redemption:

If parity on the trading day prior to the provision of Call Notice is less than or equal to the Call Price, the Notes will be redeemed in cash at the Call Price and the Exchange Right will cease to be available. Otherwise, the Notes will be exchanged into the cash equivalent of the Underlying Stock as represented by the Exchange Ratio.

Payment Days:	New York

Form and	Registered Medium Term Notes in minimum denominations and minimum
Denomination:	increments of USD 1,000.00.

Settlement:	DTC.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

0.25% Citigroup Funding Inc. Cash Exchangeable Notes

Exchangeable into the Cash Value of the Common Stock of Google Inc.

Final Term Sheet

March 24, 2010

Listing:	None.

CUSIP Number:	17314VAB2.

Notice:

The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in GOOG or any of its affiliates. GOOG has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.